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                           November 18, 2020

       Martha Wiegand
       General Counsel and Secretary
       CONSOL Energy Inc.
       1000 CONSOL Energy Drive, Suite 100
       Canonsburg, PA 15317-6506

                                                        Re: CONSOL Energy Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed November 13,
2020
                                                            File No. 333-250091

       Dear Ms. Wiegand:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Nick S. Dhesi